DESCRIPTION OF SUPPLEMENTAL RETIREMENT BENEFITS
                            FOR GILBERT K. GAILIUS

          The Compensation Committee of the Board of Directors of American Biltrite Inc. (the "Company") recently approved supplemental retirement benefits (the "Supplemental Benefits") for Gilbert K. Gailius, the Company's Chief Financial Officer, which entitle Mr. Gailius to post-retirement cash payments from the Company, payable on the same basis as benefits payable under The Retirement Plan for Salaried Employees of American Biltrite Inc. (the "Pension Plan"). The Supplemental Benefits will equal the difference between (a) the dollar amount of retirement benefits to which Mr. Gailius would be entitled under the Pension Plan absent any limit on credited compensation imposed by the Internal Revenue Code of 1986, as amended ("Required Maximum"), and (b) the dollar amount of retirement benefits actually payable to Mr. Gailius under the Pension Plan. The Supplemental Benefits will be unfunded, and Mr. Gailius's rights with respect thereto shall be those of an unsecured creditor of the Company.

          The Pension Plan is a defined benefit pension plan. Remuneration under the Pension Plan is calculated as a percentage of the highest average compensation over a period of five consecutive years during the last ten years of service with the Company, subject to any Required Maximum. Retirement benefits under the Pension Plan are payable on a monthly basis after retirement based on the form of distribution elected by a participant.